EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210728, 333-88542, 333-125193, 333-154917, 333-177947, 333-182439, and 333-197036 on Form S-3, Registration No. 333-129088 on Form S-4, and Registration Nos. 333-64076 (as amended by Post-Effective Amendment No. 1), 333-104855, 333-114682, 333-122232, 333-182292, 333-182293, and 333-192056 on Form S-8 of our reports dated October 19, 2016, relating to the consolidated financial statements of Monsanto Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Monsanto Company for the year ended August 31, 2016.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
October 19, 2016